EXHIBIT 3

         LETTER FROM REGISTRANT TO AMISANO HANSON, CHARTERED ACCOUNTANTS


                             NETCO INVESTMENTS INC.
                  206-388 Drake Street, Vancouver, BC  V6B 6A8


July 20, 2006

Mr. Kevin Hanson
Amisano Hanson Chartered Accountants
Suite 604, 750 West Pender Street
Vancouver, BC V6C 2T7

Dear Mr. Hanson:

RE:     NETCO INVESTMENTS INC. AUDITED FINANCIAL STATEMENTS

Please be advised that as per a corporate resolution dated July 12, 2006, NetCo Investments Inc. has decided to retain the services of Dale Matheson Carr-Hilton Labonte Chartered Accountants, as our corporate auditors.

Dale Matheson Carr-Hilton Labonte Chartered Accountants will be responsible for auditing the Company's December 31, 2006 year end accounts.

We would appreciate it if you would co-operate with Dale Matheson Carr-Hilton Labonte Chartered Accountants and provide them with any information they require to complete their audit.

It has been a pleasure working with you and we hope we will be in a position to use your services in the future.


Yours sincerely,
NETCO INVESTMENTS INC.


/s/ Michael Jackson
Michael Jackson
President

cc   Rakesh Patel and Ed Snider
     Dale Matheson Carr-Hilton Labonte Chartered Accountants
     Suite 1500, 1140 West Pender Street
     Vancouver, BC V6E 4G1